Exhibit 99.1
YAHOO! ISSUES STATEMENT IN RESPONSE TO MICROSOFT
SUNNYVALE, Calif., May 3, 2008 — Roy Bostock, Chairman of Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company issued the following statement today in response to Microsoft Corporation’s announcement that it has withdrawn its proposal to acquire Yahoo!:
“We remain focused on maximizing shareholder value and pursuing strategic opportunities that position Yahoo! for success and leadership in its markets. From the beginning of this process, our independent board and our management have been steadfast in our belief that Microsoft’s offer undervalued the company and we are pleased that so many of our shareholders joined us in expressing that view. Yahoo! is profitable, growing, and executing well on its strategic plan to capture the large opportunities in the relatively young online advertising market. Our solid results for the first quarter of 2008 and increased full year 2008 operating cash flow outlook reflect the progress the company is making. Today, Yahoo! has:
•	a refined strategic focus to drive enhanced volume and yield;
•	reorganized to focus its efforts on its most promising products and services;
•	invested in innovations designed to revolutionize display advertising and facilitate closing the competitive gap in search; and
•	enhanced expense and resource management to support improved profitability.”
Jerry Yang, co-founder and chief executive officer, Yahoo! Inc. added, “I am incredibly proud of the way our team has come together over the last three months. This process has underscored our unique and valuable strategic position. With the distraction of Microsoft’s unsolicited proposal now behind us, we will be able to focus all of our energies on executing the most important transition in our history so that we can maximize our potential to the benefit of our shareholders, employees, partners and users.”
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com.
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Media Contacts: Tracy Schmaler Yahoo! Inc. (202) 631-9463 schmaler@yahoo-inc.com	Diana Wong Yahoo! Inc. (408) 505-9422 dianaw@yahoo-inc.com

Adam Miller The Abernathy MacGregor Group for Yahoo! Inc. (212) 371-5999 alm@abmac.com
Investor Contact:
Marta Nichols
Yahoo! Inc.
(408) 349-3527
mnichols@yahoo-inc.com